Exhibit EX-99 (a)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

(Pursuant to Section 3810 of the Delaware Business Trust Act)

To the Secretary of State

State of Delaware

It is hereby certified that:

1.	The name of the business trust (hereinafter referred to as the “trust”) is:

Annuity Board Funds Trust

2.	Article First of the Certificate of Trust of the trust, as heretofore amended, is hereby amended to read as follows:

“The name of the business trust is AB Funds Trust”

3.	The undersigned person is a trustee of the trust.

4.	This Certificate of Amendment to the Certificate of Trust shall be effective on March 12, 2001.

/s/ George Tous Van Nijkerk
George Tous Van Nijkerk, as Trustee and not individually

Address:	2401 Cedar Springs Road
Dallas, TX 75201